                                                                      EXHIBIT 99


Media contact:                                              Investor contact:
Barbra Gonzalez                                             Sandy Upperman
+1 330 490 6786                                             +1 330 490 3767
gonzalb@diebold.com                                         upperms@diebold.com

FOR IMMEDIATE RELEASE:
October 19, 1999


DIEBOLD ACQUIRES LEADING BRAZILIAN INFORMATION TECHNOLOGY COMPANY, PROCOMP

         Sao Paulo, Brazil - Diebold, Incorporated (NYSE:DBD) announced today that it has reached an agreement to purchase all of the stock of Procomp Amazonia Industria Electronica, S.A. The acquisition, for a combination of cash and stock, is expected to be completed by October 31, 1999 and is anticipated to be immediately accretive.

         Procomp manufactures and markets a wide array of innovative technological solutions, including personal computers, servers, software, professional services, and retail and banking automation equipment. In 1998, the Brazilian Ministry of Education and Culture purchased 30,000 personal computers from Procomp for use in schools nationwide. Automated teller machines (ATMs) and other self-service terminals account for approximately 50 percent of Procomp's overall business. Diebold has supplied Procomp with internal components for the manufacture of their self-service terminals since 1991.

         "The acquisition of Procomp is an important part of our globalization strategy, as it expands our presence in Latin America and enhances our position within the financial self-service niche," said Robert W. Mahoney, chairman and chief executive officer of Diebold. "More importantly, however, Procomp's diversity of product and scope will allow us to expand into new directions and offer a more comprehensive global product line."

         The strong management team that has more than tripled Procomp's revenue over the last five years will remain in place. Eric Jan Roorda will stay on in the capacity of President of the Brazilian operation.

         "We are very pleased with this transaction which will open new channels of distribution for Procomp throughout Latin America and beyond," said Roorda. "Our management team's knowledge of the Brazilian market and our diverse product line, when combined with Diebold's international distribution channels will make for a stronger global position. By working together we can optimize our engineering, research and development capabilities to become highly competitive on a worldwide scale."

         Procomp employs nearly 2,300 employees and operates more than 150 service locations throughout Brazil. In 1998, Procomp shipped more than 11,300 self-service terminals of which 7,300 were cash dispensers and ATMs. The company reported gross sales revenue of R$ 463,000,000 (US$399,000,000).
         Procomp manufactured, installed and serviced more than 160,000 electronic polling stations for use in Brazil's national election in 1998. More than 60 million Brazilian voters were able to cast their ballots in an efficient and secure manner using Procomp technology.

         "Besides manufacturing and sales capabilities, Procomp's sizeable service organization, unparalleled in South America, will provide top-notch maintenance and support to our customers," commented Ernesto R. Unanue, Diebold corporate vice president and managing director for Latin America. "Long term, we anticipate that the acquisition of Procomp will continue to expand our presence and product lines in South America as well as worldwide."

         Diebold, Incorporated is a global leader in providing integrated self-service delivery systems and services. Founded in 1859, the company employs more than 7,000 associates in more than 135 locations worldwide with headquarters in Canton, Ohio, USA. Diebold reported revenue of US$1.2 billion in 1998 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

Media contact:                                         Investor contact:
Barbra Gonzalez                                        Sandy Upperman
+1 330 490 6786                                        +1 330 490 3767
gonzalb@diebold.com                                    upperms@diebold.com

FOR IMMEDIATE RELEASE:
October 25, 1999

DIEBOLD SUCCESSFULLY COMPLETES ACQUISITION OF PROCOMP

         Sao Paulo, Brazil - Diebold, Incorporated (NYSE: DBD) today announced the successful completion of its acquisition of Procomp Amazonia Industria Electronica, S.A. On October 18, 1999, Diebold announced an agreement to purchase all outstanding shares of the company for a combination of cash and stock valued at US$225 million.

         The transaction represents an important part of Diebold's globalization strategy, as the company expands its presence in Latin America and enhances its position within the financial self-service niche. More importantly, however, Procomp's diversity of product and scope allows Diebold to expand into new directions and offer a more comprehensive global product line. Procomp is the world's sixth largest automated teller machine (ATM) manufacturer.

         Procomp's strong management team, which has more than tripled the company's growth over the last five years, will remain in place. Eric Jan Roorda will stay on as President of the Brazilian operation.

         Procomp manufactures and markets solutions for banking, retail and election automation, including hardware, software and professional services. Besides manufacturing and sales capabilities, the company has a sizeable service organization, unparalleled in South America, which provides top-notch maintenance and support to customers.

         Founded in 1995, Procomp employs nearly 2,300 employees and operates more than 150 service locations throughout Brazil. Last year, Procomp shipped more than 11,300 self-service terminals of which 7,300 were cash dispensers and ATMs. The company reported gross sales revenue of R$ 463 million (US$399 million) in 1998.

         Diebold, Incorporated is a global leader in providing integrated self-service delivery systems and services. Founded in 1859, the company employs more than 7,000 associates in more than 135 locations worldwide with headquarters in Canton, Ohio, USA. Diebold reported revenue of US$1.2 billion in 1998 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.